Exhibit 99.1

Contact:
Kearstin Patterson
Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics, Inc. Reports 2010
Fourth Quarter and Year End Earnings Results

Franklin, Tenn. – March 10, 2011 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI), a biotechnology company specializing in the development and commercialization of innovative bioactive products to promote the healing of musculoskeletal injuries and diseases, today reported its financial results as of and for the three and twelve months ended December 31, 2010.  For the three months ended December 31, 2010, the Company reported a net loss of $10.0 million, or $0.36 per diluted share, compared to a net income of $1.1 million, or $0.05 per diluted share, for the same period in 2009.  For the twelve months ended December 31, 2010, the Company reported a net loss of $33.9 million, or $1.38 per diluted share, compared to a net loss of $21.2 million, or $1.03 per diluted share, for the same period in 2009.  The Company ended the year with $92.4 million of cash and cash equivalents and investments.

 “As anticipated, much of 2010 was devoted to the advancement of our lead product candidate, Augment™ Bone Graft, through the regulatory approval process and the advancement of our pipeline of our product candidates through clinical development,” said Samuel Lynch, president and CEO of BioMimetic Therapeutics.  “We remain optimistic that Augment will receive a positive review at the FDA advisory panel meeting in May, and that it will be approved for sale in the U.S. later this year.”

2010 and Recent Product Development and Corporate Highlights

During 2010 and early 2011, the Company made significant advancements in its product development programs and other critical business areas:

Augment™ Bone Graft

•
In January 2011, the FDA tentatively scheduled an Orthopedic Advisory Panel Meeting for May 12, 2011 to review the Company’s PMA application for Augment.  Details of the meeting will be published in the Federal Register approximately six weeks prior to the scheduled meeting date.  Until this panel meeting is announced in the Federal Register, it is considered tentative and could be postponed or cancelled.  If the panel determines that Augment’s benefits outweigh any potential risks, then the Company expects approval of Augment by the FDA within three to six months after the panel meeting.

•
In 2010, the Company submitted the final data set from its North American pivotal study comparing Augment Bone Graft to autograft in foot and ankle fusions to the Food & Drug Administration (FDA) as part of the Company’s Pre-Marketing Approval (PMA) application.  In addition to meeting the prospectively defined primary endpoint of 50% osseous bridging on CT scans at six months (p=0.038), these data demonstrated that 15 of 16 secondary endpoints were statistically significant at 12 months.  Additionally, the Company performed an analysis of the primary effectiveness endpoint in the pivotal study to include 17 patients who were treated but removed from the primary analysis due to pre-specified protocol exclusion criteria. When this population was analyzed for the primary endpoint of CT fusion at 24 weeks, the results remained statistically significant for non-inferiority (p=0.048).

•
In July 2010, the Company reported results from the European Union (EU) Augment foot and ankle fusion study, which included 108 patients at 11 clinical centers in Europe.  This study demonstrated only a seven percent revision rate, which is consistent with the therapeutic failure rate observed in the U.S. pivotal trial for Augment and autograft (7.3% - 8.0%) and the Canadian registration trial (10%).  This study also demonstrated a strong safety profile that is consistent with all other studies of Augment to date.  The Company plans to submit device applications for approval of both Augment and GEM 21S® to the European regulatory agency by the end of the first quarter of 2011 and expects decisions on both applications by year end.

•
Additionally in July, Dr. Nicholas Abidi, a clinical investigator in the BioMimetic pivotal trial, presented for the first time the results of a recently completed study that quantifies the direct medical costs of harvesting autograft, the current standard of care, in foot and ankle fusion procedures.  The study concluded that the cost of harvesting autograft is between $1,100 and $2,400 per patient depending on the harvest site. The Company believes this study will help support the reimbursement strategy for use of Augment as opposed to autograft in foot and ankle procedures.

•
In November 2010, the Company announced a change in its distribution strategy in Canada and began transitioning from a single exclusive distributor to a network of over 30 independent sales agents covering all of Canada. These independent distributors will be managed by the Company’s Canadian national sales manager who was also hired last year.

Augment Injectable™ Bone Graft

•
In early 2011, the FDA approved the initiation of enrollment in the Company’s North American pivotal trial evaluating Augment Injectable in hindfoot fusion indications.  The Company expects to initiate enrollment during the first quarter. The study is expected to enroll approximately 200 patients and be fully enrolled around the end of 2011.  The PMA filing will be submitted with the final 12 month data.  The product will follow a medical device approval pathway and has been assigned to the FDA’s Center for Devices and Radiological Health (CDRH).

•
In June 2010, the Company completed enrollment of 75 patients in a five center Canadian Augment Injectable hindfoot and ankle fusion pivotal study.   The Company plans to file a Device License Application (DLA) in Canada for Augment Injectable and release data from the study in the second half of this year.

Sports Medicine

•
At the Orthopedic Research Society (ORS) meeting in February 2011, the Company’s sports medicine team presented results of two pre-clinical studies demonstrating the beneficial effects of BioMimetic’s technology on cartilage and bone repair in the knee and the safety and effectiveness of rhPDGF-BB intra-tendon delivery for tendon repair. In addition, pre-clinical data indicating improved biomechanical properties in Achilles tendons repaired with sutures coated with rhPDGF-BB as compared to buffer-coated sutures was also presented.

•
In December 2010, the Company announced initiation of enrollment in a pilot clinical trial to assess the safety and clinical utility of Augment™ Rotator Cuff Graft for the repair of large rotator cuff tears. The trial is designed as a multi-center, randomized (2:1), controlled study and is expected to enroll up to 30 patients.  Outcomes include clinical, functional and imaging (MRIs) to evaluate the safety and durability of the device.  To date, 18 patients have been treated in the study.  The Company anticipates completing enrollment in the study in the third quarter of 2011 with an interim data release in the first half of 2012.

•
In August 2010, the Company announced that it received orphan drug designation from the FDA for rhPDGF-BB to be used in conjunction with autograft and/or commercially available osteochondral allograft for the treatment of osteochondritis dissecans (OCD) of the knee, elbow or ankle.  In addition to a possible seven years of marketing exclusivity from the date of drug approval, drugs that receive orphan drug designation may be entitled to tax credits for clinical investigation costs, marketing application filing fee waivers and assistance from the FDA in the drug development process.  Orphan drug designation does require clinical data to gain market approval authorization through the Investigational New Drug (IND) process.

Spine Fusion

•
In February 2011, the Company announced results of its pre-clinical study of interbody lumbar spine fusion at the American Academy of Orthopedic Surgeons (AAOS) annual meeting.  The purpose of the spine fusion study was to determine the ability of Augment Bone Graft and Augment Injectable Bone Graft to promote interbody fusion (bony bridging) in a two level ovine spinal fusion model with the goal of demonstrating comparable interbody fusion rates between autograft and the Augment™ products. The Augment Bone Graft treated specimens demonstrated the highest fusion scores of all groups evaluated and showed equivalency to autograft, the gold standard in lumbar spine fusion procedures.  Augment Injectable also demonstrated equivalency to autograft.

Corporate

•
In March 2011, the U.S. Patent and Trademark Office allowed the Company's U.S. patent application No. 12/368,242 titled "Treatment of Distraction Osteogenesis Using PDGF." The allowed claims within this patent application cover methods of stimulating osteogenesis (i.e., formation and development of bone) in a bone distraction procedure, which is a surgical process wherein two bone segments are gradually separated over time so that new bone will form between them.  Such procedures are typically used to reconstruct skeletal deformities or lengthen the long bones of the human body.  Under the allowed patent claims certain platelet derived growth factor (PDGF) compositions are applied to the distraction site to stimulate bone formation.  The PDGF compositions include PDGF combined with certain matrix materials having defined characteristics, and includes Augment, Augment Injectable, GEM 21S and potentially other products the Company has in development. Following the issuance of the new patent, it will remain in force until February 2029, during which time it will prohibit the marketing of similar or generic versions of Augment, Augment Injectable, or GEM 21S for use in distraction osteogenesis procedures.

•
In February 2011, Mr. Scott Ludecker joined the company as vice president of global sales and marketing.  Previously, he served as senior vice president of the lower limb business unit for Small Bone Innovations (SBi), a company he joined in June of 2005, where he oversaw sales and marketing functions for SBi’s rapidly expanding lower extremity businesses.  Prior to joining SBi, Mr. Ludecker served in a variety of sales and marketing leadership positions with Smith and Nephew’s orthopaedics trauma division for five years.  Throughout his career Mr. Ludecker has demonstrated strong leadership skills and experience in building high performance sales and marketing organizations in the orthopedic industry.

•
In February 2011, the Canadian Intellectual Property Office issued Canadian patent No. 2,583,823 titled “Platelet Derived Growth Factor (PDGF) Compositions and Methods of Use Thereof.”  The new patent will remain in force until October 2025, during which time it will prohibit the marketing of similar or generic versions of the Augment orthopedic product line and certain other rhPDGF-BB product formulations.  This patent is the first patent issued to the Company providing protection in Canada and will expand its already strong patent portfolio, which also includes patent protection in the United States, most of the EU, Australia, New Zealand, South Africa and Mexico.

•
Effective January 3, 2011, the Company’s securities were listed in the NASDAQ Global Select Market. The NASDAQ Global Select Market is a market classification within the NASDAQ Stock Market® for companies that satisfy the highest initial financial and liquidity qualifications. The NASDAQ Global Select Market standards generally exceed those of all other markets and the classification is considered a mark of achievement, leadership and stature for companies.

•
In September 2010, the Company announced the expansion of its patent portfolio in both the United States and Europe with the addition of two new patents.  The United States Patent will cover methods of treating impaired bone to facilitate strengthening and healing of bone using novel compositions of rhPDGF-BB combined with matrix materials having defined characteristics.  Additionally, the European patent covers compositions of rhPDGF-BB combined with matrix materials having defined characteristics. Both the United States and the European patents will cover the Company’s recombinant protein-device combination product candidates.   The new U.S. patent now extends the Company’s protection in the United States for Augment and Augment Injectable until January 2026, and the European patent will provide similar protection in the EU until October 2025.

•
In January 2010, the Company announced that it amended and restated its manufacturing and supply agreement with Novartis Vaccines and Diagnostics, Inc. for the supply of bulk rhPDGF-BB to BioMimetic.  The agreement sets forth a clear and strengthened mutual exclusivity commitment whereby Novartis shall manufacture rhPDGF-BB exclusively for BioMimetic for therapeutic applications covering bone, cartilage, tendon and ligaments. Under the revised agreement, the contract was extended by three years with successive three year evergreen extension periods.

“During 2010 and the beginning of 2011, we made significant strides in the advancement of BioMimetic as a premier orthobiologics company,” continued Dr. Lynch. “We are preparing for the Augment PMA panel meeting in May and believe our clinical data, pre-clinical pharmacology/toxicology and quality/manufacturing modules comprise a very strong case for product approval.   In addition to continuing to advance our product pipeline, we are now focused on preparing for commercialization of Augment in both the U.S. and EU and bringing Augment to market so foot and ankle fusion patients no longer have to endure the additional pain and morbidity of a second surgery to collect bone from another part of their body.”

Additional Financial Results

As of December 31, 2010, the Company had approximately $11.6 million of cash and cash equivalents and $80.8 million of investments in U.S. government sponsored enterprise (“GSE”) securities and corporate bonds.  The GSE securities have maturity rates ranging from January 2011 through September 2012, and the corporate bonds have maturity dates ranging from August 2011 through October 2011 and ratings ranging from “A” to “AA.”

The net loss for the twelve months ended December 31, 2010 was $33.9 million, or $1.38 per diluted share.  Comparatively, the net loss for the twelve months ended December 31, 2009 was $21.2 million, or $1.03 per diluted share, and included a $5.8 million realized gain on investments recorded in investment income and a $7.2 million gain on arbitration settlement, neither of which was repeated during the twelve months ended December 31, 2010.  Excluding these items, the Company’s net loss for the twelve months ended December 31, 2009 would have been $34.2 million, or $1.67 per diluted share.

For the three and twelve months ended December 31, 2010, the Company reported total revenues of $0.4 million and $1.5 million, respectively, consisting of product sales, royalty income and sublicense fee income.  This compares to total revenues of $0.4 million and $1.6 million, respectively, for the three and twelve months ended December 31, 2009.

Research and development expenses totaled $5.4 million for the three months ended December 31, 2010, compared to $5.6 million for the same period in 2009.  For the twelve months ended December 31, 2010, research and development expenses totaled $18.0 million, compared to $21.1 million for the same period in 2009.  Research and development expenses include outside professional services expenses, as well as salaries, wages and related benefits, payroll taxes and stock compensation expense, and result primarily from clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the European Union, as well as continuing expenses associated with new and ongoing pre-clinical studies and regulatory filings.  The decrease in 2010 research and development expenses was partially due to decreases in professional services costs related to clinical trials (as certain clinical trials came to a close in 2009 and certain clinical supplies and services were no longer needed), but offset partially by increases in contract manufacturing costs, milestones, and expenses for outside validation consultants, regulatory and outside research and development costs, for a combined decrease of $2.5 million for the twelve months ended December 31, 2010.  In addition, salaries, benefits, payroll taxes, stock compensation expense, recruiting and relocation, freight, small equipment expenses and general activities of the R&D programs decreased by a combined $0.6 million for the twelve months ended December 31, 2010.

General and administrative expenses totaled $5.2 million for the three months ended December 31, 2010, compared to $4.0 million for the same period in 2009.  For the twelve months ended December 31, 2010, general and administrative expenses totaled $15.2 million, compared to $11.5 million for the same period in 2009.  The increase in general and administrative expenses for the twelve months ended December 31, 2010 resulted primarily from an increase of $0.4 million in professional services costs (primarily driven by fees paid in preparation for future commercialization activities), an increase of $0.6 million in rent and utilities (due to the late 2009 completion of a new building intended to house certain aspects of the Company’s manufacturing operations), and an increase of $0.7 million in royalty expense (due to a $1.0 million minimum royalty payment).  In addition, salaries, benefits, payroll taxes, stock compensation expense, charitable contributions, taxes & licenses, recruiting & relocation, travel and general G&A activities increased by a combined $2.0 million for the twelve months ended December 31, 2010.

2011 Financial Guidance

Based on current operating plans, sales and marketing costs associated with the launch of Augment Bone Graft, forecasted timing and costs of clinical trials and other product development programs, the Company anticipates its 2011 year-end balance of cash, cash equivalents and investments to range from $43.0 to $50.0 million, and anticipates its net cash use will be between $42.0 and $49.0 million.  Net loss for the year ending December 31, 2011 is forecasted to be in the range of $38.0 to $45.0 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast on Thursday, March 10, 2011 at 4:30 p.m. EST to discuss the fourth quarter and year-end financial results.  A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com.  The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on March 10, 2011 by dialing 877-224-4059 for U.S. and Canada.  The passcode for the call is 48362523. The international dial in number is 706-902-2069 and the same passcode applies.   Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics

BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of innovative bioactive products to promote the healing of musculoskeletal injuries and diseases, including orthopedic, spine and sports injury applications. All products developed by BioMimetic are based upon recombinant human platelet-derived growth factor (rhPDGF-BB) platform technology, which is a synthetic form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration. Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments, thus helping patients recover faster from their orthopedic injuries.

In 2005, BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration. Additionally, BioMimetic Therapeutics has completed and continues to sponsor clinical trials with its three lead product candidates Augment™ Bone Graft, Augment™ Injectable Bone Graft, and Augment™ Rotator Cuff Graft in multiple orthopedic and sports medicine indications including the treatment of foot and ankle fusions, the stimulation of healing of fractures of the wrist, and the surgical treatment of rotator cuff tears.  In November 2009, BioMimetic received approval from Health Canada to begin marketing Augment Bone Graft as an alternative to the use of autograft, the current gold standard in bone grafting, in foot and ankle fusion indications in Canada. In May 2010, the Company’s Pre-Market Approval (PMA) application for the approval of Augment Bone Graft was filed with the FDA, and the Company anticipates approval for this product in the United States in 2011.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dental related product and markets it through its Osteohealth Company in the United States and Canada.

For further information contact Kearstin Patterson, director of corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, including that the FDA Advisory Panel will not find that the benefits of Augment outweigh its potential risks or that even if the FDA Advisory Panel does find that such benefits outweigh the potential risks, the FDA will not approve Augment.  Further, BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s products, the approval process for and the commercialization of its product candidates, preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

BIOMIMETIC THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$11,628,329	$21,543,347
Investments - short term	65,751,039	47,001,504
Receivables - trade	8,050	78,000
Receivables - other	468,380	612,020
Inventory	2,258,193	1,044,305
Prepaid expenses	588,063	647,156
Total current assets	80,702,054	70,926,332
Investments - long term	15,001,765	6,513,975
Prepaid expenses - long term	5,252	5,418
Property and equipment, net	7,592,820	8,156,842
Capitalized patent license fees, net	1,867,937	2,924,614
Deposits	385,000	385,000
Total assets	$105,554,828	$88,912,181

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,670,830	$2,255,748
Accrued payroll, employee benefits and payroll taxes	2,590,126	2,299,237
Other accrued expenses	1,908,680	135,070
Current portion of capital lease obligations	78,665	56,520
Deferred revenue	971,188	971,188
Total current liabilities	7,219,489	5,717,763
Accrued rent - related party	419,465	418,305
Capital lease obligations	215,644	174,818
Deferred revenue	14,578,490	15,549,678
Total liabilities	22,433,088	21,860,564

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
no shares issued and outstanding as of December 31, 2010 and 2009	-	-
Common stock, $0.001 par value; 37,500,000 shares authorized;
27,925,984 shares issued and outstanding as of December 31, 2010;
21,825,028 shares issued and outstanding as of December 31, 2009	27,926	21,825
Additional paid-in capital	210,553,647	160,532,625
Accumulated other comprehensive income	(2,462)	17,387
Accumulated deficit	(127,457,371)	(93,520,220)
Total stockholders’ equity	83,121,740	67,051,617
Total liabilities and stockholders’ equity	$105,554,828	$88,912,181

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Product sales	$14,742	$78,000	$14,742	$78,000
Royalty income	133,959	121,927	487,595	522,038
Sublicense fee income	244,792	244,792	971,188	971,188
Other income	-	-	-	-
Total revenues	393,493	444,719	1,473,525	1,571,226
Costs and expenses:
Cost of sales (exclusive of depreciation and
amortization shown separately below)	17,250	5,666	17,250	5,666
Research and development	5,417,040	5,557,345	17,966,916	21,095,429
General and administrative	5,192,214	3,977,296	15,160,468	11,511,619
Depreciation and capital lease amortization	291,568	317,457	1,234,335	1,332,881
Patent license fee amortization	18,386	550,715	1,658,104	2,569,159
Total costs and expenses	10,936,458	10,408,479	36,037,073	36,514,754
Loss from operations	(10,542,965)	(9,963,760)	(34,563,548)	(34,943,528)

Interest expense, net	(656)	(43,828)	(3,602)	(308,127)
Investment income, net	46,197	3,872,180	143,720	6,863,834
Other income from governmental grants	488,959	-	513,959	-
Gain (loss) on disposal of equipment and other	-	11,137	(27,680)	11,137
Gain on arbitration settlement	-	7,219,270	-	7,219,270
(Loss) income before income taxes	(10,008,465)	1,094,999	(33,937,151)	(21,157,414)
Income taxes	-	-	-	-

Net (loss) income	$(10,008,465)	$1,094,999	$(33,937,151)	$(21,157,414)

Net (loss) income per share:
Basic	$(0.36)	$0.05	$(1.38)	$(1.03)
Diluted	$(0.36)	$0.05	$(1.38)	$(1.03)

Weighted average shares used to compute net (loss) income per share:
Basic	27,829,573	21,794,645	24,626,170	20,510,132
Diluted	27,829,573	22,532,128	24,626,170	20,510,132